EXHIBIT 10.1
July 14, 2009
AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska 68122
And
Chamberlin Natural Foods, Inc.
430 North Orlando Avenue
Winter Park, Florida 32789

And
Health Food Associates, Inc.
7807 East 51st Street
Tulsa, Oklahoma 74145

Re:	Twelfth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”)
Ladies and Gentlemen:
AMCON Distributing Company, a Delaware corporation (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation (“Chamberlin Natural”), and Health Food Associates, Inc., an Oklahoma corporation (“Health Food”) (AMCON, Chamberlin Natural, and Health Food are each referred to as a “Borrower” and are collectively referred to as “Borrowers”) and Bank of America, N.A., as successor in interest to LaSalle Bank National Association, a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself, M&I Marshall & Ilsley Bank (successor by merger to Gold Bank), and all other lenders from time to time party to the Loan Agreement referred to below (“Lenders”), have entered into that certain Amended and Restated Loan and Security Agreement dated September 30, 2004 (the “Loan Agreement”). From time to time thereafter, Borrowers, Agent and Lenders have executed various amendments (each an “Amendment” and collectively the “Amendments”) to the Loan Agreement (the Loan Agreement and the Amendments hereinafter are referred to, collectively, as the “Agreement”). Borrowers, Agent and Lenders now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. The Agreement hereby is amended as follows:
(a) Subsection 2(a)(ii) of the Agreement is amended and restated in its entirety, to read as follows:
(ii) Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Twenty-Five Million and No/100 Dollars ($25,000,000.00), whichever is less; plus
(b) Subsection 13(d) of the Agreement is amended and restated in full, to read as follows:
(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.
No Borrower shall (i) enter into any merger or consolidation; (ii) change its state of organization or enter into any transaction which has the effect of changing its state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business, provided that AMCON may sell and dispose of assets with a value of less than $250,000.00 in any transaction, or series of related transactions, provided that the proceeds thereof, net of reasonable out of pocket disposition expenses, are applied to the Liabilities; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Borrower’s business, including, without limitation, any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than such issuances pursuant to the terms of such Borrower’s stock option plan and the 2007 Omnibus Incentive Plan. Notwithstanding anything in this Agreement to the contrary, no Borrower shall redeem, retire, purchase or otherwise acquire any shares of any class or series of its stock or any other equity interest (including, without limitation, any shares of AMCON’s Series A Convertible Preferred Stock or Series B Convertible Preferred Stock); provided, however, that AMCON may (i) redeem odd lot stock in an aggregate amount not to exceed $50,000.00 in any calendar year and other stock up to $100,000.00 in the aggregate during any calendar year, (ii) purchase shares of its common stock only so long as (I) no Event of Default is in existence at the time of, or would occur after giving effect to, any such purchase, and (II) Borrowers shall have Average Excess Availability of not less than Ten Million Dollars ($10,000,000.00) for the thirty (30) day period immediately prior to such purchase and after giving effect to any such purchase and (iii) redeem shares of AMCON’s Series A and Series B Convertible Preferred Stock only so long as (I) no Event of Default is in existence at the time of, or would occur after giving effect to, any such redemption, and (II) Borrowers shall have Average Excess Availability of not less than Five Million Dollars ($5,000,000.00) for the thirty (30) day period immediately prior to such redemption and after giving effect to any such redemption. No Borrower shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person. For purposes herein, “Average Excess Availability” shall be determined by dividing (i) the total of each day’s Excess Availability for such thirty (30) day period by (ii) thirty (30).

(c) Subsection 15(m) is hereby amended and restated to read as follows:
(m) Change of Control.
The failure of AMCON to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting equity interest of Chamberlin Natural and Health Food.
2. This Amendment shall not become effective until Agent shall have received this Amendment, duly executed by the parties hereto.
3. The representations and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by each Borrower, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute an Event of Default under the Agreement.
4. Borrowers agree to pay on demand all costs and expenses of or incurred by Agent (including, but not limited to, legal fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Amendment. In addition to the foregoing, the Borrower agrees to pay to the Agent for the benefit of the Lenders an amendment fee equal to $50,000 which shall be fully earned and non-refundable as of the date hereof and be distributed to the Lenders in accordance with their Pro Rata Share of the loan commitments.
5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic means also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

6. Except as expressly amended hereby, the Agreement and the Other Agreements are hereby ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof. Each Borrower hereby reaffirms its grant of the security interest in the Collateral.
7. This Amendment shall be governed by and construed under the laws of the State of Illinois, without regard to conflict of laws principles of such State.
[Signatures appear on following pages]

(Signature Page to Twelfth Amendment to
Amended and Restated Loan and Security Agreement)

BANK OF AMERICA, N.A., a national banking association, as Agent and a Lender
By:	/s/ Jason Hoefler
Title: VP

M&I MARSHALL & ILSLEY BANK, as a Lender
By:	/s/ Michael Dayle
Title: VP

By:	/s/ Dan Dewitt
Title: AVP

ACKNOWLEDGED AND AGREED TO this 14th day of July, 2009: AMCON DISTRIBUTING COMPANY

By:	/s/ Andrew C. Plummer

Title: VP & CFO

CHAMBERLIN NATURAL FOODS, INC.

By:	/s/ Clifford Ginn

Title: VP

HEALTH FOOD ASSOCIATES, INC.

By:	/s/ Clifford Ginn

Title: VP